EXHIBIT 23.3

PLS CPA, A PROFESSIONAL CORP.
t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979
t E-MAIL changgpark@placpasl.comt

January 20, 2012

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-11/A Amendment No. 6 of our review report dated November 29, 2011, with respect to the unaudited interim financial statements of HOMEOWNUSA included in Form S-11/A Amendment No. 6 for the period ended October 31, 2011. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA
____________________________
PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board